CONSENT OF INDEPENDENT AUDITORS

PeopleNet International Corporation:

We consent to the incorporation by PeopleNet International Corporation of our report dated February 15, 2001 appearing in this Report on Form 10-SB/A of PeopleNet International Corporation for the years ended December 31, 2000 and 1999.

/s/ Moss Adams LLP

San Francisco, California

December 3, 2001